                                                                  Exhibit 5.3


                           [SPARKS DIX, P.C. LETTERHEAD]


                                 February 9, 1998


Axiohm Transaction Solutions, Inc.
15070 Avenue of Science
San Diego, CA 92128


     Re:  Opinion re Legality
          Axiohm Transaction Solutions, Inc.
          New 9-3/4% Senior Subordinated Notes due 2007 and
          New Subsidiary Guarantees Thereof
          Covered by Registration Statement on Form S-4, Reg. No. 333-41245


Ladies and Gentlemen:

     We have acted as special local counsel to Stadia Colorado Corp., a Colorado corporation ("Stadia"), in connection with the guarantee by Stadia of up to $120,000,000 aggregate principal amount of new 9-3/4% Senior Subordinated Notes due 2007 (the "New Notes") to be issued by Axiohm Transaction Solutions, Inc., a California corporation (the "Company"), which guarantee shall be pursuant to the new subsidiary guarantees thereof (the "New Subsidiary Guarantees") by each of (i) Stadia; (ii) Axiohm S.A.R.L., a societe a responsabilite limitee organized under the laws of France ("Axiohm S.A.R.L."), (iii) Axiohm Investissements S.A.R.L., a societe a responsabilite limitee organized under the laws of France, (iv) Axiohm IPB, Inc., a Delaware corporation ("Axiohm IPB"), (v) Cognitive L.L.C., a Delaware limited liability company ("Cognitive L.L.C."), (vi) Cognitive Solutions, Inc. a California corporation ("Cognitive Solutions"), and (vii) Dardel Technologies E.U.R.L., an entreprise unipersonelle a responsabilite limitee organized under the laws of France ("Dardel") (each entity (i)-(vii) a "Guarantor" and collectively the "Guarantors").

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4, Reg. No. 333-41245 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") with respect to the New Notes and the New Subsidiary Guarantees. The New Notes and New Subsidiary Guarantees are proposed to be issued in exchange for substantially identical, currently outstanding, but unregistered, notes (the "Existing Notes") and subsidiary guarantees (the

Axiohm Transaction Solutions, Inc.
February 9, 1998
Page 2


"Existing Subsidiary Guarantees"). The Existing Notes and Existing Subsidiary Guarantees are, and the New Notes and New Subsidiary Guarantees will upon issuance be, covered by that certain indenture dated October 2, 1997 and as supplemented to the date hereof (collectively, the "Indenture") by and among the Company, the Guarantors, and the Bank of New York as trustee (the "Trustee").

     This opinion letter is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. The New Notes, the New Subsidiary Guarantees and the Indenture are referred to as the "Relevant Documents."

     In rendering the opinions expressed below, we have examined copies of the following documents:

     (a)  the Indenture;

     (b) Action by Unanimous Written Consent of the Sole Director of Stadia Colorado Corporation dated September 24, 1997 (the "Written Consent");

     (c) the Articles of Incorporation and Bylaws of Stadia as delivered to us by the Company or its counsel;

     (d) a certificate of the Secretary of State of the State of Colorado of recent date as to corporate good standing under the laws of the State of Colorado; and

     (e) A specimen of the New Note delivered to us on February 2, 1998 and a specimen of the New Subsidiary Guarantee to be endorsed on the New Notes.

     We have also relied upon and obtained from public officials and officers of Stadia such other certificates and assurances as we consider necessary or appropriate for the rendering of this opinion.

     With your permission and without any verification by us, we have assumed that no corporate action has been taken to revoke the Written Consent, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us are accurate, timely and complete.

     As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that during the course of our representation of Stadia in connection with the Relevant Documents, no information has come to the attention of the attorneys of our firm involved in this engagement which would give them current actual knowledge of the existence or absence of such facts; however, we have made no independent investigation to determine the existence or absence of such facts, and any limited inquiry

Axiohm Transaction Solutions, Inc.
February 9, 1998
Page 3


undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of the existence or absence of any facts underlying any opinion given "to our knowledge" should be drawn from the fact of our representation of Stadia. Specifically, in rendering the opinion set forth below, we have not examined any court records or alternative dispute resolutions records to determine whether any actions against Stadia, or which may result in a counterclaim, have been filed or are otherwise pending.

     On the basis of the foregoing and in reliance thereon, and based upon examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we advise you that in our opinion:

     1. Stadia is duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Colorado, and has the corporate power and corporate authority to own its property and to conduct the Permitted Business (as defined in the Indenture).

     2. The execution and delivery of the Indenture and the New Subsidiary Guarantee of Stadia to be endorsed on the New Notes have been duly authorized by requisite corporate action on the part of Stadia and that the Indenture has been duly executed and delivered by Stadia.

     The opinions set forth above are subject to the following exceptions, qualifications, limitations, comments and additional assumptions:

     A. We express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of Colorado, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to applicability or effect of the statutes, rules, regulations, treaties, common laws or other laws of the United States of America, any other nation, any other state or any other jurisdiction.

     B. Our opinions set forth in paragraph 1, as to valid existence, due qualification and good standing are based solely on the certificate referenced in paragraph (d), a copy of which has been furnished to you).

     C. This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We express no opinion as to the effect of any statute, rule, regulation, treaty, common law or other law, which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights, which is rendered after the date of this opinion or the conduct of the parties following the closing of the contemplated transaction.

     D. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of Colorado be changed by legislative action, judicial decision or otherwise.

Axiohm Transaction Solutions, Inc.
February 9, 1998
Page 4


     E. We render no opinion as to any document other than the New Notes, the New Subsidiary Guarantee and the Indenture, and with respect to such documents only as expressly set forth in this opinion.

     F. We render no opinion as to any matter or any person or entity other than Stadia, including, but not limited to, no opinion concerning the Company or any Guarantor other than Stadia.

     G. Except as to due corporate authorization and execution as set forth in paragraph 1 and 2 above we render no opinion as to whether the Relevant Documents (a) violate or contravene any United States federal or Colorado state law, statute, rule or regulation applicable to Borrower, (c) violate or contravene any order, writ, judgment, order, determination or award of any United States federal or Colorado state governmental authority applicable to Stadia; or (d) violate or result in a breach of or constitute a default under any agreement; or (e) result in or require the creation or imposition of any lien on any of Stadia's properties or revenues pursuant to any provision of any United States federal or Colorado state law, rule or regulation or the Relevant Documents.

     H. We render no opinion as to whether there are any actions or proceedings against Stadia, whether pending or threatened.

     I. We render no opinion as to the application of federal or state credit or usury laws to the Relevant Documents and the transactions contemplated thereby, including any applicable Colorado laws or regulations.

     J. We render no opinion as to the priority of any advances, liens, security interest or other interest by or between the parties or third persons, nor as to whether existing arrangements, facilities, leases, financing statements or liens in favor of any of the parties or third persons affect the collateral or of any security interest.

     K. We express no opinion as to the creation, attachment, validity, enforceability, perfection or priority of a security interest in any item of collateral or the necessity of making any filings or taking any other action in connection therewith.

     L. We express no opinion as to the effect on a secured creditor's ability to realize on collateral of marshaling, substitution of collateral, or similar doctrines or laws.

     M. We express no opinion as to the enforceability or perfection of any security interest in collateral consisting of after-acquired property, except to the extent such property is properly classified in a category specifically referred to in the grant clause of the applicable security agreement and on the relevant financing statement.

Axiohm Transaction Solutions, Inc.
February 9, 1998
Page 5


     N. We express no opinion as to any matter concerning perfection or continuation of a security interest of any party or third party.

     O. We express no opinion as to the existence of or the state of any of Stadia's rights or interest in or title to any item of collateral or the priority of any security interest in any item of collateral over any other interest in the collateral.

     P. We have assumed, and express no opinion as to, the underlying ownership and status of all property of Stadia, including any collateral of Stadia.

     Q. We have assumed that there has been no default, or failure to satisfy any condition under any of the Relevant Documents and that no event or circumstance exists at the time of execution of the Relevant Documents.

     R. We render no opinion with respect to any attachments, schedules, annexes, tables or other information that was not executed and delivered in the form delivered to us.

     This opinion is rendered solely to you for your benefit and, without prior written consent, may not be relied upon by any other person or entity, may not be quoted in whole or in part or otherwise referred to in any report or document, any may not be furnished to any person or entity, except in response to a valid subpoena or other lawful process (and you shall provide us prompt notice of such event), provided however that (i) Wilson Sonsini Goodrich & Rosati is entitled to rely on this opinion, but only in connection with any opinion delivered to you by said firm required in connection with the Registration Statement pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and (ii) we hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and the use of this opinion as an exhibit to the Registration Statement. In giving the consent contained in the preceding sentence, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Security Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


SPARKS DIX, P.C.
a Colorado Professional Corporation


/s/ SPARKS DIX, P.C.